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                 SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.   20549

                             FORM S-8
                      Registration Statement
                               Under
              The Securities Act of 1933, as amended.

                      budgethotels.com, inc.
        (Exact name of registrant as specified in charter.)

NEVADA                                  91-0179013
(State of other jurisdiction            (I.R.S. Employer of incorporation
or organization)                        Identification Number)



                       1449 St. Paul Street
                             Suite 202
             Kelowna, British Columbia, Canada V1Y 2E5
                          (250) 868-1171
 (Address and telephone of executive offices, including zip code.)

                    The budgethotels.com, inc.
                2000 NONQUALIFIED STOCK OPTION PLAN

                   William J. Marshall, President
                       budgethotels.com, inc.
                        1449 St. Paul Street
                             Suite 202
             Kelowna, British Columbia, Canada V1Y 2E5
                          (250) 868-1171
        (Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                      Conrad C. Lysiak, Esq.
                       601 West First Avenue
                             Suite 503
                    Spokane, Washington   99201
                          (509) 624-1475

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

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                  CALCULATION OF REGISTRATION FEE
 _______________________________________________________________________________
                                                      Aggregate
                                     Proposed         Proposed
Title of Each                        Maximum          Maximum
Class of                             Offering         Aggregate    Amount of
Securities to        Amount to be    Price per        Offering     Registration
be Registered        Registered      Unit/Share       Price [1]    Fee [1]
______________________________________________________________________________

Common Shares,
$0.001 par value,
issuable upon  exercise
of  stock options
by Grantees          5,000,000       $0.26           $ 1,000,000  $   343.20
______________________________________________________________________________

Totals               5,000,000       $0.26           $ 1,000,000  $   343.20


[1] Based upon the mean between the closing bid and ask prices for common shares on October 4, 2000, in accordance with Rule 457(c).

































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   PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(a) The Registrant's Form 10-SB (File No. 0-26909) as filed with the Securities and Exchange Commission (the "Commission") on August 2, 1999 and all amendments thereto.
(b) The Registrant's Form 10-KSB as filed with the Commission for the period ended December 31, 1999 and all amendments thereto.
(c) All other reports filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act") since filing the aforementioned Form 10-KSB.


ITEM 4.   DESCRIPTION OF SECURITIES.

Common Stock.

     Our Common Stock consists of 50,000,000 shares of $0.001 par value Common Stock. As of September 22, 2000, 13,214,000 shares are issued and outstanding. 5,484,000 shares are freely tradeable without restriction or further registration under the Securities Act of 1933, except for shares owned by our affiliates, which will be subject to the limitations of Rule 144 promulgated under the Securities Act.

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of Common Stock or the average of the weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Sales under Rule 144 require the filing of Form 144 with the Securities and Exchange Commission. If the shares of Common Stock have been held for more than two (2) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required. Sales under Reg. 144 may have a depressive effect on the market price of the Company's Common Stock.

     All shares have equal voting rights and are not assessable.
Voting rights are not cumulative and, therefore, the holders of more than 50% of the Common Stock could, if they chose to do so, elect all of the directors of the Company.







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     Upon liquidation, dissolution or winding up of the Company, our assets, after the payment of liabilities, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares. The shares of Common Stock presently outstanding are fully paid and non-assessable.

     Holders of the Common Stock are entitled to share equally in dividends when, as and if declared by our Board of Directors, out of funds legally available therefore. No dividend has been paid on the Common Stock since inception, and none is contemplated in the foreseeable future.

     The holders of the $0.001 par value common stock of the Registrant have traditional rights as to voting, dividends and liquidation. All shares of common Stock are entitled to one vote on all matters. There are no pre-emptive rights and cumulative voting is not allowed. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Registrant, the holders of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Copies of the Articles of Incorporation and Bylaws were filed as Exhibits to a Registration Statement filed by the Registrant on Form 10-SB SEC File 0-26909, on August 2, 1999, which became effective by operation of law sixty days thereafter, are incorporated herein by reference.

Preferred Stock

     Our authorized Preferred Stock consists of 1,000,000 shares, $0.01 par value per share. Currently, no Preferred Shares have been issued and there are no agreements or negotiations pending for the issuance of any Preferred Shares. The designations, powers, preferences, rights and limitations of the Preferred Shares may be determined by the Board of Directors from time to time, including rights pertaining to voting, dividends, redemptions, liquidation and conversion.

Transfer Agent

     Computer Share Investor Services, 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228, telephone number (303) 986-5400, is the Company's transfer agent.


ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.

     None.






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ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Nevada Revised Statutes and certain provisions of our Bylaws under certain circumstances provide for indemnification of our Officers, Directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our Bylaws and to the statutory provisions.

     In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

     The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

     Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or Directors. The statutory provision cited above also grants the power to the Company to purchase and maintain insurance which protects its Officers and Directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Company.


ITEM 7.   EXEMPTION FROM REGISTRATION.

     None; not applicable.


ITEM 8.   EXHIBITS.

     The following documents are incorporated herein by reference from the Company's Form 10 Registration Statement, SEC file #0-26909 as filed with the Securities and Exchange Commission.






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Exhibit No.    Description

3.1            Articles of Incorporation.
3.2            Bylaws.
4.1            Specimen Stock Certificate
99.1           License Agreement with Greyhound Lines, Inc.
99.2           Consulting Agreement with LAC.
99.3           Agreement and Plan of Share Acquisition.
99.4           Agreement between the Company, C & K Management Ltd.
               and W. J. Marshall Inc.
99.5           Non-qualified Incentive Stock Option Agreement.

     The following documents are incorporated herein:

5.1 Opinion of Conrad C. Lysiak, regarding the legality of the securities registered under this Registration
               Statement.

10.1           2000 Nonqualified Stock Option Plan.

23.1 Consent of Jones, Jensen & Company, LLC, independent certified public accountants.

23.2           Consent of Conrad C. Lysiak, Attorney at Law

ITEM 9.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

     3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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                            SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 5th day of October, 2000.

                              Budgethotels.com, inc.



                              BY:  /s/ William J. Marshall
                                   William J. Marshall, President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature                Title                    Date

/s/ William J. Marshall                           October 5, 2000
William J. Marshall      President, Chief Executive
                         Officer, Secretary/Treasurer,
                         Chief Financial Officer and
                         a member of the Board
                         of Directors

/s/ Kenneth E. Cloak     Director                 October 5, 2000
Kenneth E. Cloak